Commission File No. 1-16017

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ORIENT-EXPRESS HOTELS LTD.

(Exact name of registrant as specified in its charter)

Bermuda	98-0223493
(State of incorporation or	(IRS Employer
organization)	Identification No.)

22 Victoria Street
Hamilton HM 12, Bermuda	—
(Address of principal executive offices)	(Zip Code)

Securities registered pursuant to Section 12(b) of the Act:

Name of each exchange on which
Title of each class registered	each class is registered

Preferred Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: None

Securities registered pursuant to Section 12(g) of the Act:  None

EXPLANATORY NOTE

This Form 8-A/A is being filed solely to update the Form 8-A, as amended, to include the terms provided in Amendment No. 1 dated December 10, 2007  to Rights Agreement dated as of June 1, 2000 and amended and restated as of April 12, 2007 (“Amendment No. 1”),  between Orient-Express Hotels Ltd. (the “Registrant”) and Computer Share Trust Company, N.A. as Rights Agent (the “Rights Agent”).  The Registrant previously filed Amendment No.1 as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, bearing cover date December 10, 2007.

THE REGISTRATION STATEMENT ON FORM 8-A DATED JULY 28, 2000, AND AMENDED ON APRIL 23, 2007, RELATING TO THE PREFERRED SHARE PURCHASE RIGHTS OF THE REGISTRANT, IS HEREBY AMENDED AS FOLLOWS:

Item 1.             Description of Registrant’s Securities to be Registered.

THE FIFTH PARAGRAPH IN ITEM 1 IS HEREBY AMENDED AND RESTATED AS FOLLOWS:

The Rights will be represented by the certificates for Voting Shares, and will not be exercisable or transferable apart from the Voting Shares, until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated  persons (an “Acquiring  Person”) has acquired beneficial ownership of 15% or more of the outstanding Class A Shares or 15% or more of the outstanding Class B Shares, or (ii) 10 days (or such later date as may be determined by the Registrant’s Board of Directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of affiliated or associated persons of 30% or more of the outstanding Class A Shares or 30% or more of the outstanding Class B Shares (the  earlier of such dates being  called  the “Distribution Date”). No person shall be deemed to be an Acquiring Person if its percentage ownership in the Registrant  increases solely as a result of a share repurchase program by the Registrant or a  subsidiary of the Registrant. Acquiring Person does not include the Registrant or a subsidiary of the Registrant, or any employee benefit plan of the Registrant or any subsidiary of the Registrant or any entity holding shares for any such plan.

Item 2.             Exhibits.

Amendment No. 1 dated December 10, 2007  to Rights Agreement dated as of June 1, 2000 and amended and restated as of April 12, 2007,  between the Registrant and the Rights Agent, filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, bearing cover date December 10, 2007, and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ORIENT-EXPRESS HOTELS LTD.
Date: June 8, 2009

	By:	/s/ Edwin S. Hetherington
Edwin S. Hetherington
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.

1

Amendment No. 1 dated December 10, 2007 to Rights Agreement dated as of June 1, 2000 and amended and restated as of April 12, 2007, between the Registrant and the Rights Agent, filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, bearing cover date December 10, 2007, and incorporated herein by reference.